Exhibit 99.1

April 13, 2010

To Our Shareholders:

The fiscal year just ended was one of the most difficult and challenging in our company’s 67 year history. At the beginning of the year our various regional markets continued to see the steep declines that began in the later part of 2008. By mid–year our markets had stabilized to some degree but at levels that were 40% to 50% below those of two years ago. Overall, our markets remained at those depressed levels for the remainder of the year. Due in part to the precipitous drop in our markets, in particular the European market, we experienced only the second annual loss in our history.

However, to a far larger extent the loss was due to the cost of actions we elected to take to restructure our European operations, which had produced unacceptable financial results for several years. With the European market experiencing the deepest decline of any of our global markets, it became imperative that we move immediately to adjust our cost structure and rationalize our capacity utilization. We needed not only to adjust to the severely depressed current market, but, more importantly, to better align our operations to deliver acceptable financial results and better customer value when the market eventually begins to return to more normal levels.

Early in the year we closed our fork plant in France, then our attachment plant and European headquarters in Almere, The Netherlands and finally our German fork plant. In total, this represented a reduction of 50% of our European workforce and European based manufacturing overhead. All European attachment manufacturing operations are now consolidated in our Verona, Italy attachment plant. We believe the expanded capacity of our Verona plant plus the capability to supply certain product groups from both our North American and Chinese manufacturing facilities gives us the flexibility and capacity to effectively supply the European market for the foreseeable future at a substantially reduced overhead base.

The decision to close our French and German plants resulted primarily from two factors. Certainly, in the short term, the deeply depressed European fork market and the significant over-capacity in that market made it extremely difficult to sustain those operations. From a longer term perspective, the closures reflect a fundamental market evolution as highly competitive market conditions begin to drive sourcing for ‘heart of the line,’ commodity-type products to lower cost countries, particularly China. We have been preparing for this market shift for several years through the expansion of our Chinese fork production capacity.

I believe the rationalization and reorganization of our European supply chain has considerably strengthened our competitive position and will enable us both to better serve our European customers and to deliver improved financial results as the market begins to emerge from the current recession. These actions have been difficult and painful, and we are very grateful to all of our European employees, particularly those in the affected factories, for the extremely professional manner in which they continued to remain focused on serving our customers during these difficult transitions.

The loss attributable to our European operating performance and reorganization activities this past year has to some degree overshadowed the impressive response of our other regional operating entities to declining markets. Our North American and Asia Pacific operations remained profitable at the operating level despite market declines of 40% and 35%, respectively. Our Chinese operations remained very profitable throughout the year in very volatile market conditions. On a consolidated basis our free cash flow, net of cash restructuring costs in Europe, was an all time high for the company. The high level of free cash flow, which reflected in part our aggressive steps to reduce inventories, allowed us to completely fund the European restructuring activity and to reduce our outstanding debt by approximately $41 million.

Turning to this fiscal year, we are cautiously optimistic. Although the European market is predicted to remain at current low levels for the remainder of the year, our European operations are now in their most competitive and efficient position in the last decade or more. We are beginning to see some early signs of a modest recovery in the North American lift truck market. We expect that the North American market will likely see single-digit percentage growth compared to last year. Because of their diversity it is difficult for us to predict the growth in the Asia Pacific markets but we believe that overall it will be moderately positive. The Chinese market appears to have returned to near pre-recession levels and the prediction is for continued growth throughout this year at approximately Chinese GDP levels.

Throughout the past year we have been very mindful of the need to balance our short term response with the longer term need to maintain a sound and functioning core infrastructure to aggressively and competitively respond to a market recovery. I am confident we have achieved that objective and have emerged from the past year an even stronger, more competitive company in each of our markets.

In closing, it is my distinct pleasure to express my deep admiration and appreciation to all Cascade employees worldwide. They have done an exemplary job of continuing to focus on our customers’ needs in a very difficult and demanding time. They are the foundation of our current success and our very bright long term future.

Sincerely,

Robert C. Warren

President and Chief Executive Officer